UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 10, 2009

TomoTherapy Incorporated
__________________________________________
(Exact name of registrant as specified in its charter)

Wisconsin	001-33452	39-1914727
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1240 Deming Way, Madison, Wisconsin		53717
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	608-824-2800

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2009, TomoTherapy Incorporated ) the "Company") entered into an agreement with Thomas E. Powell, age 48, to be appointed as our Chief Financial Officer and Treasurer, with an initial employment date of June 22, 2009. Mr. Powell most recently served as Chief Financial Officer of Textura Corporation, a software development company for the construction industry, during 2008. From 2001 to 2008, Mr. Powell served as the Executive Vice President, Treasurer and Chief Financial Officer of Midway Games, Inc., a gaming software development company. Prior to joining Midway Games, Inc., Mr. Powell held financial leadership positions with Dade Behring Holdings, Inc., a company that makes blood diagnostic kits, from 1997 to 2001, ultimately serving as Vice President of Acquisitions and Strategic Planning. Between 1991 and 1997, Mr. Powell held various financial positions with Pepsico, Inc. Mr. Powell began his career as a Senior Auditor with Arthur Andersen & Company from 1983 to 1986.

In connection with his employment with Company, Mr. Powell will receive:

- An annual base salary of $335,000;
- Eligibility to receive an annual target performance-based bonus as determined annually in the sole discretion of our Board of Directors or an authorized committee thereof. For 2009, his target bonus is 50% of his base salary, and the Company guaranteed that Mr. Powell would receive the prorated amount of the 2009 performance bonus at the 50% target, regardless of the Company’s performance;
- A recommendation by the Chief Executive Officer to our Board and Compensation Committee to grant an option to purchase 100,000 shares of TomoTherapy common stock under our 2007 Equity Incentive Plan;
- A recommendation by the Chief Executive Officer to our Board and Compensation Committee to grant 100,000 shares of restricted stock under our 2007 Equity Incentive Plan;
- Relocation assistance benefits, including: (1) a lump sum of $34,500 (less applicable tax deductions) to cover expenses commuting and/or temporary living expenses incurred by Mr. Powell for the first six months; (2) an additional lump sum of $34,500 (less applicable tax deductions) to cover expenses commuting and/or temporary living expenses incurred by Mr. Powell for an additional six months, to be prorated based on Mr. Powell’s move date if it occurs in the January-March 2010 period; (3) reasonable and customary closing costs associated with the sale of Mr. Powell’s current residence and the purchase of a new residence in Wisconsin, including real estate brokerage, attorneys’ and mortgage fees, and title search and title insurance costs; (4) the relocation of Mr. Powell’s personal effects from Illinois to Wisconsin; (5) reasonable and customary costs of household goods storage for up to six months; and (6) a gross-up payment to factor federal, state and local income or employment taxes into the relocation payments. Such relocation assistance benefits are subject to repayment by Mr. Powell in the event of termination of the employment agreement by the Company for "cause" or by Mr. Powell upon retirement or resignation within two years of the initial employment date, on the following schedule: 100% repayment if termination occurs within the first six months of employment, 50% repayment if termination occurs after six months and within twelve months of employment, and 25% repayment if termination occurs in the second year of employment.

In addition, and along with our other executive officers, Mr. Powell will be entitled to:

- Participation in our retirement plans and welfare benefit plans;
- Portable term life insurance with a death benefit equal to twice the sum of his base salary and target performance bonus (with a minimum benefit of $500,000);
- Long-term disability insurance with an annual benefit equal to at least 75% of the sum of Mr. Powell’s base salary and target performance bonus; and
- Four weeks of vacation per calendar year (prorated).

In addition to the Employment Agreement, the Company and Mr. Powell will also enter into the Company’s standard Confidentiality Agreement, Noncompetition Agreement, Assignment of Inventions Agreement and Indemnification Agreement, the forms of which have previously been filed.

The severance provisions of Mr. Powell’s employment agreement are the same as those for the other executive officers besides the chief executive officer, as described in the Company’s Form 10-Q filed November 7, 2008.

Effective upon Mr. Powell’s initial date of employment, Stephen C. Hathaway, the former Chief Financial Officer and Treasurer, will assume the role of Vice President during the transition of his duties to Mr. Powell, until his retirement on July 31, 2009.

The foregoing summary of the employment agreements of our new Chief Financial Officer and Treasurer does not purport to be complete and is qualified in its entirety by reference to the full text of that agreement, a copy of which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

On June 11, 2009, Company issued a press release entitled "TomoTherapy Names Thomas E. Powell Chief Financial Officer," a copy of which is filed as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Number Description
10.1 Employment Agreement with Thomas E. Powell dated June 10, 2009
99.1 Press Release dated June 11, 2009, titled "TomoTherapy Names Thomas E. Powell Chief Financial Officer"

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TomoTherapy Incorporated

June 11, 2009	By:	/s/ Frederick A. Robertson

Name: Frederick A. Robertson
Title: Chief Executive Officer and President

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement with Thomas E. Powell dated June 10, 2009
99.1	Press Release dated June 11, 2009, titled “TomoTherapy Names Thomas E. Powell Chief Financial Officer”